Exhibit 99.2

CONSENT OF THE JACOBSEN

We hereby irrevocably consent to the use by Elevance Renewable Sciences Inc., in connection with its Registration Statement on Form S-l and related prospectus, and any Amendments and supplements thereto (collectively, the “Registration Statement”), of our pricing data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

THE JACOBSEN

By:	/s/ Ryan Standard
Name: Ryan Standard Title: Market Analyst/Editor

November 4th, 2011